Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2014 Second Quarter Results

Sales increased 1% to $501.6 million; Diluted EPS of $0.43 per share

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 6, 2014--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for the second quarter ended March 29, 2014.

The Company reported net sales of $501.6 million, a one percent increase over the comparable fiscal 2013 period. The Company’s second quarter operating income was $44.8 million, compared to operating income of $46.7 million in the second quarter of 2013. Net income was $20.9 million, or $0.43 per fully diluted share, compared with net income of $22.2 million or $0.46 per fully diluted share in the prior year.

“As expected, the second quarter had some positives and negatives,” said John Ranelli, President & CEO of Central Garden & Pet Company. “While we have made important changes to our operations – raising fill rates, improving customer service, reducing costs and strengthening our management team – we have significant challenges ahead of us to overcome. We still believe that it will be a year or more before we are able to fill our new product pipeline and execute in a consistent manner.”

Second Quarter and Year-to-Date Details

Net sales for the Garden segment for the quarter were $284.9 million, a gain of eight percent over the second quarter of 2013. Sales benefitted from aggressive up-front retailer purchasing ahead of the Spring Garden season as well as increased distribution in several of the Company’s Garden businesses. The Garden segment’s branded product sales for the quarter increased $18.1 million, or eight percent, to $247.3 million while sales of other manufacturers’ products were $37.6 million, an increase of 10 percent compared with the second quarter of 2013. The Garden segment’s operating margin of 12.9% during the quarter was similar to a year ago, with a decline in gross margin being offset by lower SG&A expenses. For the second quarter, the Garden segment’s operating income was $36.8 million, an increase from $34.0 million from the second quarter of 2013.

The Company believes that its Garden product sales were shifted from April into the second quarter and will likely result in the opposite effect in the third quarter, with Garden sales being lower than the prior year.

Net sales for the Pet segment for the quarter were $216.7 million, a decrease of eight percent over the second quarter of 2013, impacted by reduced retail distribution for some of its products as well as lower consumer takeaway in areas of the Pet industry where the Company participates. The Pet segment’s branded product sales for the quarter decreased $23.3 million, or 12 percent, to $169.8 million while sales of other manufacturers’ products were $46.9 million, an increase of 12 percent compared with the second quarter of 2013. The Pet segment’s operating margin declined 50 basis points to 11.2% during the quarter. Gross margin was relatively unchanged from a year ago. For the second quarter, the Pet segment’s operating income was $24.2 million, a decline from $27.5 million in the prior-year period.

For the six months ending March 29, 2014, the Company reported net sales of $792.1 million, a slight increase from $790.7 million in the comparable 2013 period. Branded products sales were $650.4 million, a decrease of two percent over the comparable 2013 period. Sales of other manufacturers' products increased 10 percent to $141.7 million. Operating income for the period increased to $36.4 million compared to $33.7 million in the prior year. Net income for the six months ended March 29, 2014 was $8.2 million, an increase of $1.3 million compared to the comparable 2013 period. Earnings per fully diluted share were $0.17 compared to $0.14 per fully diluted share in the year ago period.

At March 29, 2014, the Company’s cash and short term investments balance totaled $31.0 million. Total debt at March 29, 2014 was $545.3 million compared to $593.7 million at March 30, 2013. As of March 29, 2014, there were borrowings of $95.0 million outstanding on the Company’s senior-secured asset-based revolving credit facility and $295.0 million remained available. Net interest expense was $10.4 million for the quarter and $10.9 million in the prior year period. Depreciation and amortization expense was $9.2 million, an increase from $8.3 million in the second quarter of 2013. The Company’s effective tax rate for the second quarter was 37.7 percent compared to 35.8 percent in the prior year period.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its second quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (480) 629-9835 and enter passcode 4669806. A replay of the call will be available for three weeks by dialing (303) 590-3030 and entering passcode 4669806.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,400 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and lower borrowing costs, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  uncertainty about new product innovations and marketing programs;
  disruptions in the Company’s business; and increased costs and expenses associated with the Company’s change initiatives;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business; and
  implementation of a new enterprise resource planning information technology system.

These risks and others are described in Central’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K filed December 12, 2013 and our Quarterly Report on Form 10-Q to be filed on or about May 8, 2014. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) Unaudited

	March 29,	March 30,	September 28,
ASSETS	2014	2013	2013
Current assets:
Cash and cash equivalents	$16,748	$11,284	$15,156
Short term investments	14,220	17,820	17,820
Accounts receivable (less allowance for doubtful accounts of $24,771, $21,201 and $21,158)	323,183	322,190	194,260
Inventories	402,720	435,883	391,934
Prepaid expenses and other	55,882	59,408	53,484
Total current assets	812,753	846,585	672,654

Land, buildings, improvements and equipment—net	185,354	193,673	188,913
Goodwill	205,756	210,223	205,756
Other intangible assets—net	77,895	76,762	79,868
Deferred income taxes and other assets	12,589	19,338	13,969
Total	$1,294,347	$1,346,581	$1,161,160

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$142,152	$165,691	$103,569
Accrued expenses	80,886	76,915	78,618
Current portion of long-term debt	303	271	142
Total current liabilities	223,341	242,877	182,329

Long-term debt	545,032	593,424	472,445
Other long-term obligations	40,470	34,651	36,362

Equity:
Common stock, $.01 par value: 12,308,802, 12,246,751, and 12,246,751 shares outstanding at March 29, 2014, March 30, 2013 and September 28, 2013	123	122	122
Class A common stock, $.01 par value: 36,417,849, 35,206,896 and 35,291,001 shares outstanding at March 29, 2014, March 30, 2013 and September 28, 2013	364	352	353
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	396,490	386,756	389,153
Accumulated earnings	85,779	86,448	77,592
Accumulated other comprehensive income	1,529	932	1,442
Total Central Garden & Pet Company shareholders’ equity	484,301	474,626	468,678
Noncontrolling interest	1,203	1,003	1,346
Total equity	485,504	475,629	470,024
Total	$1,294,347	$1,346,581	$1,161,160

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net sales	$501,611	$498,169	$792,132	$790,666
Cost of goods sold and occupancy	354,015	344,999	564,795	560,537
Gross profit	147,596	153,170	227,337	230,129
Selling, general and administrative expenses	102,827	106,424	190,923	196,477
Income from operations	44,769	46,746	36,414	33,652
Interest expense	(10,405)	(10,937)	(22,622)	(21,252)
Interest income	16	27	29	92
Other income (expense)	108	(48)	(60)	(1,029)
Income before income taxes and noncontrolling interest	34,488	35,788	13,761	11,463
Income taxes	12,999	12,828	5,084	3,850
Income including noncontrolling interest	21,489	22,960	8,677	7,613
Net income attributable to noncontrolling interest	594	764	490	686
Net income attributable to Central Garden & Pet Company	$20,895	$22,196	$8,187	$6,927

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.43	$0.46	$0.17	$0.14
Diluted	$0.43	$0.46	$0.17	$0.14

Weighted average shares used in the computation of net income per share:
Basic	48,688	48,064	48,523	47,968
Diluted	49,116	48,740	48,963	48,766

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
Investor Relations